CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.2

October 26, 2025

Keurig Dr Pepper Inc.

53 South Avenue

Burlington, Massachusetts 01803

Project Kona

Commitment Letter

Ladies and Gentlemen:

Keurig Dr Pepper Inc. (the “Company” or “you”) has advised certain funds and/or accounts managed and/or advised and/or sub-advised by (i) Apollo Capital Management, L.P. and its affiliates (“Apollo”) and (ii) Kohlberg Kravis Roberts & Co. and its affiliates (“KKR”), and Goldman Sachs Asset Management L.P. and its affiliates (“GSAM”) of the proposed transactions described in Annex A hereto. Reference is made to (i) that certain Transaction Term Sheet (the “Term Sheet”) attached as Annex E hereto and (ii) that certain Preferred Allocation & Expense Reimbursement Letter, dated as of October 17, 2025 (the “Allocation and Expense Reimbursement Letter”), by and among the Company and Apollo Management Holdings L.P. Capitalized terms used but not defined herein have the meanings assigned to them in the Annexes attached hereto (in the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this commitment letter (together with the Annexes attached hereto, this “Commitment Letter”) shall be determined by reference to the context in which it is used).

1. Commitment; Titles.

Each of the persons set forth on Schedule I hereto (each, an “Investor”, and, together, the “Investors”, “we” or “us”) (on a several basis and not on a joint and several basis) is pleased to advise the Company of its commitment to provide financing in the amount set forth opposite such Investor’s name on Schedule I hereto to AP Kona, LLC, a newly formed investment vehicle formed and managed by Apollo (such vehicle, the “JV Class B Unitholder”) to allow the JV Class B Unitholder to provide the equity financing contemplated by the Term Sheet (such amount, with respect to each Investor, its “Investment Amount” and, collectively, the “Investment Commitment”), and the JV Class B Unitholder herby advises the Company of its commitment to provide the Investment Amount contemplated by the Term Sheet, on the terms set forth in this Commitment Letter and the Fee Letters referred to below and subject only to the satisfaction or waiver of the conditions expressly set forth in Annex D hereto. Our fees for our commitments and for services related to the Investment Commitment are set forth in separate fee letters (the “Fee Letters”) entered into by the Company and the Investors on the date hereof. Notwithstanding anything to the contrary in this Commitment Letter, no Investor (or its permitted assigns) shall be obligated to contribute an amount in excess of its Investment Amount nor shall any Investor have any obligation or liability with respect to the obligations hereunder of any other Investor. If the Company reduces the total quantum of the Investment Commitment, the Investment Commitment hereunder will be reduced on a pro rata basis across the Investors.

2. Conditions Precedent.

Each Investor’s commitments and agreements are subject only to the satisfaction or waiver of the conditions expressly set forth in Annex D hereto. Notwithstanding anything in this Commitment Letter, the Fee Letters or any other agreement or other undertaking concerning the transactions contemplated hereby to the contrary, the only conditions to availability of the Investment Commitment on the date on which the Closing (as defined in the Term Sheet) occurs (the “Closing Date”) are those conditions expressly set forth in Annex D hereto (collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, each Investor shall fund its respective Investment Amount to an account designated by the Company in writing three (3) business days prior written notice to such Investor). The Company shall use commercially reasonable efforts to provide the Investor with ten (10) business days prior written notice of the Closing Date.

3. Financing.

From the date hereof until the Closing Date (or the earlier termination of this Commitment Letter pursuant to Section 12 hereof), the Company agrees to use commercially reasonable efforts to furnish to the Investors and, at the reasonable request of any Investor and/or such Investor’s financing sources, such readily available information regarding the Company, JDE Peet’s N.V. (“JDE Peet’s”), the JV and the Coffee Assets (each as defined in the Term Sheet) as may be reasonably requested by the Investors and that is customarily required in connection with the issuance of certain notes by the JV Class B Unitholder or their applicable affiliate, the proceeds of which will be used solely to fund the Investment Commitment (the “Debt Financing”), including information to assist in the preparation of disclosure schedules and a private placement memorandum in respect of the Debt Financing (all such information, the “Information”). Without limitation of the foregoing, the Company agrees to open a dataroom for the Investors and to provide all Information and projections to the Investors reasonably required to close the transactions contemplated by this Commitment Letter and the Term Sheet. The Company will not be required to provide (a) any financial information in a form not customarily prepared by the Company with respect to a particular period (including any pro forma financial information or audited financial statements, for which the Company shall have no responsibility) or (b) any financial information with respect to a month or fiscal period that has not yet ended or has ended less than 45 days before the date of such request. The Company’s obligation to provide Information with respect to JDE Peet’s shall be subject in all respects to the terms of the Merger Protocol, dated as of August 24, 2025, by and between Keurig Dr Pepper Inc. and JDE Peet’s N.V. (the “Merger Protocol”).

Notwithstanding anything else in this Section 3 or this Commitment Letter:

(i)

none of the Company, JDE Peet’s nor any of their respective affiliates will have any liability or obligation (including any liability or obligation to pay any commitment or other similar fee) under any certificate, document or instrument related to the Debt Financing;

(ii)

none of the Company, JDE Peet’s or any of their respective affiliates will be required to issue any prospectus, information memorandum, “bank book” or other analogous document in connection with the Debt Financing;

(iii)

without limitation of the fees payable hereunder or in the Fee Letters, in no event will the Company or any of its affiliates be required to pay any commitment fee or other fee or payment to obtain consent, or to incur any liability with respect to, or cause or permit any encumbrance to be placed on any of their respective assets in connection with, the Debt Financing;

(iv)

without limitation of Section 5 below, none of the Company, JDE Peet’s or any of their respective affiliates will be required to reimburse any expenses or provide any indemnities relating to the Debt Financing;

(v)

none of the Company, JDE Peet’s or any of their respective affiliates will be required to authorize or execute any definitive documentation or any other agreement, certificate, document, or instrument related to the Debt Financing;

(vi)

none of the Company, JDE Peet’s or any of their respective affiliates will be required to cause any director, officer, partner, member, manager, or employee of the Company, JDE Peet’s or any of their respective affiliates to incur any personal liability (including that none of the boards of directors (or equivalent bodies) of the Company, JDE Peet’s or any of its affiliates will be required to adopt any resolutions or take similar action approving the Debt Financing);

(vii)

none of the Company, JDE Peet’s or any of their respective affiliates will be required to (A) take any action that could reasonably be expected to result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default under, any of the organizational documents of the Company, JDE Peet’s or any of their respective affiliates, material contractual obligations or any applicable laws or (B) provide access to or disclose information that the Company, JDE Peet’s or any of their respective affiliates reasonably determines could jeopardize any attorney client privilege of the Company, JDE Peet’s or any of their respective affiliates;

(viii)

none of the Company, JDE Peet’s or any of their respective affiliates shall be required to take any action that could reasonably be expected to interfere in any material respect with the business or operations of the Company, JDE Peet’s or any of their respective affiliates;

(ix)

none of the Company, JDE Peet’s or any of their respective affiliates shall be required to deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters or any certificate as to solvency or any other certificate necessary for the Debt Financing; and

(x)	none of the Company, JDE Peet’s or any of their respective affiliates shall be required to be an issuer or other obligor with respect to the Debt Financing or other financing.

The Investors hereby acknowledge and agree that the obligations of the Company and the Investors under this Commitment Letter, including the Investors’ respective obligations to fund the Investment Commitment, are not in any way conditioned or contingent upon or otherwise subject to the Investors’ or any of their respective affiliates consummation of any financing arrangement or the obtaining of any financing or the availability, grant, provision or extension of any financing to the Investors or any of their respective affiliates.

4. Indemnification and Related Matters.

The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex B hereto, which is incorporated by reference into this Commitment Letter.

5. Fees.

In the event that Closing has not occurred as of the 120th day after the date hereof, the Company shall pay to each Investor a ticking fee (the “Ticking Fee”) equal to 0.10% per month of the Investment Amount of such Investor from such 120th day after the date hereof until the earlier of (x) the Closing Date and (y) the Termination Date. The Ticking Fee shall accrue in full on the first day of each month and shall be earned and due and payable in full in cash on the earlier of (x) the Closing Date and (y) the Termination Date.

In addition, and without limitation of the foregoing, the Company shall be obligated to pay the amounts specified in the Fee Letters.

Each Investor reserves the right to allocate, in whole or in part, to such affiliates certain fees payable to such Investor in such manner as such Investor and its affiliates may agree in such Investor’s sole discretion.

All payments hereunder and under the Fee Letters shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, federal, state, local or other governmental taxing authority, except as required by applicable law, in which case such amounts will be grossed up by the Company; provided, that the recipient shall have provided the Company with a validly executed IRS Form W-9 or applicable Form W-8 certifying that the recipient is exempt from U.S. backup federal withholding tax and/or eligible for an exemption or reduction from U.S. federal withholding tax; provided, further, that such gross-up with respect to any fee payment to any recipient that is an affiliate of the Investor which has allocated the right to receive any fee hereunder shall not be larger than the gross-up to which such Investor would have been entitled had it not allocated such right to receive such fee payment.

6. Lead Investor / Expenses / Joint Lead Arrangers.

(a) Pursuant to the Allocation & Expense Reimbursement Letter, Apollo (the “Lead Investor”) has been appointed as the lead investor in connection with the transactions contemplated by this Commitment Letter and the Term Sheet. As consideration for providing this Commitment Letter, subject to the terms hereof, the Company and each Investor hereby appoints Lead Investor as the lead investor in connection with the transactions contemplated by this Commitment Letter and the Term Sheet, and agrees that Lead Investor shall lead and conduct all negotiations with the

Company and structuring relating to, and the implementation and execution of, the transactions contemplated by this Commitment Letter, the Term Sheet and the Transaction Documents. The type of securities or other instrument issued by the JV Class B Unitholder to Apollo, KKR, GSAM and any other Investors, or any of its direct or indirect equityholders, to be acquired by or on behalf of each such person (or its permitted assigns) will be through the JV Class B Unitholder and otherwise determined in the sole discretion of Lead Investor.

(b) Subject to the remainder of this Section 6(b), each party to this Commitment Letter shall be responsible for its own costs (including legal and accounting fees) in connection with the transactions contemplated hereby unless otherwise agreed to by the parties in writing. Promptly following the earlier of the Closing Date or the Termination Date, the Company agrees to reimburse Lead Investor or its designee for their reasonable and documented out-of-pocket expenses and costs incurred prior to such date in connection with the transactions contemplated hereby (including, but not limited to costs associated with the completion of Lead Investor’s financial, market, legal, tax, accounting and other due diligence, rating agency fees and the negotiation of the definitive documentation in respect of the transactions contemplated by this Commitment Letter and the Term Sheet) (the “Expenses”) up to $6,000,000 in the aggregate (which, for the avoidance of doubt, shall be inclusive of all other expense reimbursement provided by the Company pursuant to the Allocation and Expense Reimbursement Letter or otherwise). Notwithstanding the foregoing, the Company will not be obligated to reimburse any Expenses if Lead Investor materially breaches this Commitment Letter or that certain non-disclosure agreement between the parties, dated as of September 15, 2025 (the “NDA”). Any such expense reimbursement will be payable reasonably promptly (and in no event later than thirty (30) days) following receipt of invoices by the Company identifying the incurrence of such expenses.

(c) Following the date hereof, subject to the Company and the Lead Investor using commercially reasonable efforts to negotiate the final forms of the Transaction Documents in good faith, the Company agrees not to raise any other equity or debt financing for the Joshua Acquisition except to the extent the full Investment Commitment is drawn on the closing of the Joshua Acquisition; provided, that to the extent the Company and the Lead Investor, after having used commercially reasonable efforts to negotiate the final forms of the Transaction Documents in good faith, cannot agree to final forms of the Transaction Documents by the date that is 120 days after the date of this Commitment Letter (subject to a 45-day extension if the parties are negotiating the Transaction Documents in good faith), the Company shall be permitted to seek alternative sources of equity or debt financing capital for the Joshua Acquisition. Notwithstanding anything to the contrary in this agreement, nothing in this agreement shall prevent the Company from pursuing, or drawing down on, the Bridge Credit Agreement, dated as of August 24, 2025, or any other source of financing in connection with the JDEP Acquisition that will be announced at the Company’s investor day on October 27, 2025 relating to a potential issuance of preferred stock and/or a potential initial public offering of a subsidiary of the Company.

(d) It is agreed that (i) Apollo Global Securities, LLC and (ii) KKR Capital Markets LLC (“KCM”) are engaged to provide structuring, capital markets, advisory, placement and additional services (the “Services”) in connection with the Transactions, and you have agreed that each such entity shall act as a “Joint Lead Arranger” with respect to certain of the Transactions. For purposes of this Commitment Letter, “KCM” shall mean KKR Capital Markets LLC and/or any of its affiliates as KCM shall determine to be appropriate to provide the Services, including, without limitation, affiliates located in jurisdictions other than the United States and in which such affiliates maintain the appropriate licenses and qualifications to assist in the Services.

7. Assignments; No Modification.

This Commitment Letter may not be assigned by you without the prior written consent of the Investors (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Investors and the other parties hereto and, except as set forth in Annex B hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each Investor may only assign its commitments and agreements hereunder, in whole or in part, to (i) any other Investor and such assigning Investor shall be released from its portion of its commitment so assigned and the Investment Amounts set forth in Schedule I shall be automatically updated to reflect such assignment by prior written notice to you and all Investors (which notice shall include the written instrument of assignment signed by both Investors party thereto) or (ii) any of its affiliates or funds or investment vehicles affiliated with the Investor (provided that such affiliate signs a joinder to this Commitment Letter, but shall not be released from its portion of its commitment so assigned to the extent its affiliate fails to fund the portion of the commitment so assigned to it on the Closing Date); provided, further, that any entitlement to the Ticking Fee hereunder or any other fees payable pursuant to the Fee Letters shall automatically (and on a pro rata basis relative to the Investment Amount) be assigned to any permitted assignee to whom all or any portion of an Investor’s Investment Amount is assigned in accordance herewith. Any assignment in violation of this paragraph shall be null and void ab initio. Neither this Commitment Letter nor the Fee Letters may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

8. Representations and Warranties. Each Investor hereby represents and warrants, severally and not jointly, as to itself, to the Company that:

(a) it is an entity duly organized validly existing and in good standing under the laws of its jurisdiction of organization and it has all necessary power and authority to execute, deliver and perform this Commitment Letter;

(b) the execution, delivery and performance of this Commitment Letter by the Investor, and the consummation by the Transaction, have been duly and validly authorized and approved by all necessary action by it and no other proceedings are necessary to authorize such execution, delivery and performance of this Commitment Letter and the consummation of the transactions contemplated hereby;

(c) this Commitment Letter has been duly and validly executed and delivered by the Investor and, upon execution by the other party hereto, this Commitment Letter shall be in full force and effect and shall constitute a valid and binding agreement of the Investor, enforceable by the Company against it in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law);

(d) the Investor currently has, and shall have at all times during the effectiveness of this Commitment Letter, access to sufficient financial resources to pay, directly or indirectly, to the Company its Investment Amount, and all funds necessary for the Investor to fulfill its obligations under this Commitment Letter shall be available to the Investor for so long as this Commitment Letter shall remain in effect in accordance with Section 7;

(e) the execution, delivery and performance by the Investor of this Commitment Letter do not and will not (i) violate its organizational and governing documents, (ii) materially violate any applicable law or judgment or (iii) result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any benefit under, any contract to which it is a party; and

(f) all consents, approvals (other than any consents or approvals that the Investor is required to obtain in connection with the Transaction), authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Commitment Letter by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Commitment Letter.

9. Confidentiality.

This Commitment Letter shall be treated as confidential and is being provided to the Company solely in connection with the transactions contemplated hereby. Neither this Commitment Letter, the Term Sheet or any other information regarding the existence hereof or thereof or of the transactions contemplated hereby or thereby, may be used, circulated, quoted or otherwise referred to publicly or in any document or press release or filing by the Company or any of its affiliates except with the prior written consent of each Investor, or by any Investor except with the prior written consent of the Company, in each instance; provided that no such written consent is required for any disclosure of this Commitment Letter (a) to the extent required by applicable law or court orders or the rules or regulations of any national security exchange (provided that, to the extent not prohibited by applicable law, the Company will provide the Investors, or the Investor will provide the Company, an opportunity to review and comment on such required disclosure in advance of such public disclosure being made), (b) to the Company’s or the Investors’ ratings agencies or professional advisors who need to know of the existence or terms of this Commitment Letter and the Term Sheet (subject to customary confidentiality obligations imposed on the recipients thereof), (c) by the Investors in connection with customary fundraising, marketing and syndication activities (subject to customary confidentiality obligations imposed on the recipients thereof), (d) among the Investors and their respective affiliates, managed funds and/or accounts and professional advisors (subject to customary confidentiality obligations imposed on such professional advisors), and (e) as may be reasonably necessary in connection with required regulatory filings or obtaining any required governmental approvals. Notwithstanding anything to the contrary, the foregoing restrictions on disclosure shall not apply to information (i) that is or becomes publicly available other than as a result of a breach by an Investor or the Company, as applicable, of this paragraph, (ii) was within a party’s possession on a non-confidential basis prior to it being furnished in connection herewith or (iii) becomes available on a non-confidential basis from a source not known by the recipient (after reasonable inquiry) to be bound by a confidentiality obligation with respect thereto.

10. Severability.

Any term or provision of this Commitment Letter that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Commitment Letter or affecting the validity or enforceability of any of the terms or provisions of this Commitment Letter in any other jurisdiction; provided that this Commitment Letter may not be enforced without giving effect to the limitation of the amount payable by the Investor under Section 1 hereof. If any provision of this Commitment Letter is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

11. Notice.

Any notice, request, instruction or other document to be given hereunder by any party hereto to the other shall be in writing and delivered personally or sent by overnight courier, delivery fees prepaid, or by e-mail:

if to the Lead Investor, to:

Apollo Capital Management, L.P.

9 West 57th Street, 41st Floor

New York, New York 10019

Attention: [***]

Email: [***]

if to any other Investor, to the address set forth next to its name in Schedule I hereto;

if to the Company:

Keurig Dr Pepper Inc.

53 South Avenue

Burlington, Massachusetts 01803

Attention: [***]

Email: [***]

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by electronic mail (provided that notice given by electronic mail shall be deemed effective unless the sender receives a bounce-back or error message); (c) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

12. Miscellaneous.

The Investors’ commitments and agreements hereunder, including their respective obligations to fund the Investment Commitment, will terminate automatically and immediately (with respect to clauses (a), (b) and (c)) or at the election of the Lead Investor (with respect to clauses (d) and (e)) upon the earliest to occur of: (a) the Closing Date; (b) 11:59 p.m. (New York City time) on March 3, 2027; (c) the Investors contributing directly or indirectly to the JV cash in an aggregate amount equal to the Investment Commitment; (d) the Company or any of its affiliates or their respective representatives (or any other person or entity acting on their behalf) commencing litigation or other proceedings against any Investor or any other Non-Recourse Party under or in connection with this Commitment Letter or the Term Sheet or any of the transactions contemplated hereby or thereby, other than the Company asserting any claims solely against (i) the Investors under this Commitment Letter in accordance with the terms hereof or the Company asserting any claims against the party to any confidentiality agreement between such Investor and the Company in connection with the transactions contemplated hereby or (ii) the parties to that certain Investment Agreement by and among the Company and the investors party thereto, dated as of the date hereof (the “PIPE Agreement”), in accordance with and to the extent permitted under the PIPE Agreement; or (e) the commencement of litigation or other proceedings by the Company or any of its affiliates or their respective representatives (or any other person or entity acting on their behalf), asserting that any Investor’s liability under or in respect of this Commitment Letter and/or the Term Sheet (or any of the transactions contemplated hereby or thereby) is not limited to the amount of its Investment Amount or that the limitation of such liability to the amount of such Investor’s Investment Amount is illegal, invalid or unenforceable, in whole or in part (the earliest of any such date occurring pursuant to this Section 12, the “Termination Date”).

The provisions set forth under Sections 4, 5, 6(b), 7 (including Annex B) hereof (other than any provision herein that expressly terminates upon execution of the Transaction Documents), 9 and this Section 12 hereof and the provisions of the Fee Letters will remain in full force and effect regardless of whether definitive Transaction Documents are executed and delivered. The provisions set forth in the Fee Letters and under Sections 4, 5, 6(b), 7 (including Annex B), 9 and this Section 12 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Investors’ respective commitments and agreements hereunder. Upon a termination of the obligations of the Investors under or in connection with this Commitment Letter, (x) this Commitment Letter shall terminate and any obligations hereunder will become null and void and no party shall have any liability to any other person or entity hereunder (except that the provisions under Sections 4, 5, 6(b), 7 (including Annex B), 9 and this Section 12 (and any other provisions hereof necessary to give full effect to the foregoing) shall survive), (y) if any Investor shall have previously made or caused to be made any payments under or in connection with this Commitment Letter or the Term Sheet or the transactions contemplated hereby or thereby, it shall be entitled to recover such payments, together with reasonable out-of-pocket expenses incurred in connection with the enforcement of its rights and (z) none of the Investors or any Non-Recourse Party shall have any liability whatsoever to any other person or entity in any way under or in connection with this Commitment Letter or the Term Sheet or the transactions contemplated hereby or thereby.

Each party hereto agrees that any suit or proceeding arising in respect of this Commitment Letter or the Investors’ commitments or agreements hereunder or the Fee Letters will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each party hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Investors’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letters is hereby waived by the parties hereto. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letters will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Allocation and Expense Reimbursement Letter, the NDA (or, with respect to any Investor that is not the Lead Investor, any other confidentiality agreement entered into between Company and such other Investor) and the Fee Letters are the only agreements that have been entered into among the parties hereto with respect to the Investment Commitment and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Investment Commitment.

Each of the parties hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Transaction Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Investors are only subject to the conditions precedent set forth in Annex D as qualified by Section 2 hereof. The parties acknowledge and agree that this Commitment Letter is solely for the benefit of the parties hereto and is not intended to, and does not, confer upon any person or entity, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Company to enforce, the obligations set forth herein; provided that any Non-Recourse Party may rely on and enforce the provisions hereof, subject to the terms and conditions hereof. Without prejudice to the Investors’ rights hereunder, this Commitment Letter may only be enforced by (a) each Investor or (b) the Company solely against all Investors pursuant to an action of specific performance and subject to the terms, conditions and limitations herein (including the satisfaction of the conditions set forth in Section 2). Other than as set forth in the immediately preceding sentence, no other person or entity, including the Company and its affiliates and their respective creditors, shall have any right to enforce this Commitment Letter or to cause the Company to enforce this Commitment Letter.

The headings contained in this Commitment Letter are for reference purposes only and shall not affect in any way the meaning or interpretation of this Commitment Letter. Whenever the words “include”, “includes” or “including” are used in this Commitment Letter, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Commitment Letter shall refer to this Commitment Letter as a whole and not to any particular provision of this Commitment Letter. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Commitment Letter are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Investors the enclosed copy of this Commitment Letter, together with the Fee Letters executed by you, whereupon this Commitment Letter and the Fee Letters will become binding agreements between us. We look forward to working with you on this transaction.

[Remainder of page intentionally left blank]

Very truly yours,

APOLLO CAPITAL MANAGEMENT, L.P.

By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AP KONA HOLDINGS LLC

By: AP HGA Manager LLC, its sole member

By:	/s/ Josh Mandel
Name: Josh Mandel
Title: Manager

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

On behalf of certain advised funds and managed accounts

By:	/s/ Vivek Bantwal
Name: Vivek Bantwal
Title: Managing Director

KKR CREDIT ADVISORS (US) LLC

By:	/s/ Christopher Mellia
Name: Christopher Mellia
Title: Managing Director

KKR CORPORATE LENDING LLC

By:	/s/ John Knox
Name: John Knox
Title: Director

[Signature Page to Commitment Letter]

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

KEURIG DR PEPPER INC.

By:	/s/ Dan Morrell
Name:	Dan Morrell
Title:	Vice President and Treasurer

[Signature Page to Commitment Letter]

SCHEDULE I

Investment Amount

Investor	Investment Amount
Apollo Capital Management, L.P. 9 West 57th Street, 41st Floor New York, New York 10019 Attention: [***] Email: [***]	$2,400,000,00.00
KKR Corporate Lending LLC 30 Hudson Yards New York, NY 10001 Attention: [***]	$970,000,000.00
KKR Credit Advisors (US) LLC 555 California Street, 50th Floor, San Francisco, CA 94104 Attn: [***]	$30,000,000.00
Goldman Sachs Asset Management, L.P., on behalf of certain advised funds and managed accounts 200 West Street New York, New York 10282 Attention: [***] Email: [***]	$600,000,000.00
Total Investment Commitment:	$4,000,000,000.00

Schedule I

ANNEX A

Project Kona

Transaction Description1

It is intended that:

(a)

The Company will acquire indirectly through BidCo, a wholly-owned subsidiary of the Company, all of the outstanding equity interests of JDE Peet’s in accordance with the Merger Protocol (the “Joshua Acquisition”);

(b)	The JV will be formed and assets contributed to the JV in accordance with the steps set forth in Annex C;

(c)

The Joshua Acquisition and related transaction fees and expenses will be funded, in part, by the contribution by the Investors of the Investment Commitment to the JV in accordance with the terms set forth on Annex C and E.

The transactions described above, together with the transactions related thereto (including the payment of fees, commissions and expenses in connection with the foregoing), are collectively referred to herein as the “Transactions”.

[1]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter, including the Annexes thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Annex shall be determined by reference to the context in which it is used.

Annex A-1

ANNEX B

Project Kona

In the event that any Investor or a Related Party (each, an “Indemnified Person”) becomes involved in any capacity in any action, suits, proceeding, inquiries, investigation or claim (whether or not the Investors are, or any other Indemnified Person is, a party to any action or proceeding out of which any such expenses arise) brought or threatened by or against any person, including shareholders, partners, members or other equity holders of the Company or JDE Peet’s in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letters (together, the “Letters”), the Company agrees to pay and reimburse such Investor and each other Indemnified Person within 30 days following written demand for its reasonable and documented out-of-pocket legal and other out-of-pocket expenses (including the cost of any investigation, inquiry and preparation) incurred in connection therewith (provided that any legal expenses shall be limited to one counsel for such Investor taken as a whole and if reasonably necessary, a single local counsel for such Investor taken as a whole in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest in which the Indemnified Person affected by such conflict informs you of such conflict, one counsel for the affected Indemnified Persons similarly situated taken as a whole). The Company also agrees to indemnify and hold such Indemnified Person harmless against any and all losses, claims, damages (including any indirect, special, consequential or punitive damages owed to third parties), liabilities of any kind or nature to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters or any transaction contemplated hereby or thereby, whether or not any such transaction is consummated, or any use or intended use of the proceeds of Investment Commitment (a “Proceeding”) (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an Indemnified Person and whether or not any such Indemnified Person is otherwise a party thereto and whether or not such Proceeding is brought by a third party or by the Company, its equity holders, or its affiliates or creditors or any other person and whether such Proceeding is based on contract, tort or any other theory of liability), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnified Person or its Related Parties in performing the services that are the subject of the Letters or (y) a material breach of the obligations of such Indemnified Person or its Related Parties under the Letters. The Company also agrees that neither any Indemnified Person nor any of such controlled affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Company to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or its Related Parties in performing the services that are the subject of the Letters; provided, however, that in no event will such Indemnified Person or such other parties have any liability for any indirect, consequential, special or punitive damages (unless such damages are owed to third parties) in connection with or as a result of such Indemnified Person’s or such other parties’ activities related to the Letters or

Annex B-1

any non-disclosure agreement between such person and the Company in connection with the transactions contemplated hereby. None of the Company, JDE Peet’s or any of their respective affiliates will be responsible or liable to the Investors or any other person or entity for any indirect, special, punitive or consequential damages that may be alleged as a result of this Commitment Letter, the Fee Letter, the Investment Commitment, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Investment Commitment; provided that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth in this Annex B. The Company shall not be liable for any settlement of any action effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Company’s prior written consent or if there is a final judgment against an Indemnified Person in any such action, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Annex B. The Company shall not, without the prior written consent of the affected Indemnified Person, effect any settlement of any pending or threatened action against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all or any liability or claims that are the subject matter of such action and (ii) does not include any statement as to any admission of fault, culpability, wrongdoing or failure to act of such Indemnified Person or impose any injunctive relieve or non-monetary remedy.

The provisions of this Annex B will survive any termination or completion of the arrangement provided by the Letters.

For purposes hereof, a “Related Party” means, with respect to any person, such person and its general or limited partners, trustees, managers, management companies and affiliates, and any of their respective former, current or future direct or indirect equityholders, controlling persons, directors, officers, agents, employees, advisers, attorneys, general or limited partners, trustees, managers, management companies, members, shareholders, affiliates, representatives or assignees, and any and all former, current or future direct or indirect equityholders, controlling persons, directors, officers, agents, employees, advisers, attorneys, general or limited partners, trustees, managers, management companies, members, shareholders, affiliates, representatives or assignees of any of the foregoing.

Annex B-2

ANNEX C

Project Kona

Summary of the Joint Venture and Coffee Assets Contribution Plan

Annex C-1

ANNEX D

Project Kona

Summary of Conditions Precedent to the Investment Commitment

The funding under the Investment Commitment shall be subject solely to the satisfaction or waiver (by the Lead Investor) of the following conditions precedent, as applicable:

1.

No Material Adverse Effect. Since the date hereof, no event or events or development or developments shall have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Change. “Company Material Adverse Change” means any change, event, development, occurrence or circumstance, or effect (any such items an “Effect”) that, individually or together with other Effects, has or could reasonably be expected to have a material adverse effect on (i) the business, assets, operations or condition (financial or otherwise) of (x) the business comprising the assets to be contributed to the JV as set forth in Annex C attached to the Commitment Letter (the “Coffee Assets”), taken as a whole (the “JV Coffee Business”), or (y) the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company or any of its subsidiaries to consummate the transactions contemplated by this Commitment Letter, as the case may be and, provided, however, that for the purpose of determining whether there has been a Company Material Adverse Change for purposes of clause (i) above, the following Effects will not be taken into account:

(a) changes or conditions generally affecting the coffee beverage industry;

(b) any natural disaster, pandemic, the outbreak or escalation of war or hostilities, sabotage, military action, act of god, armed hostilities, acts of terrorism, or any escalation or worsening thereof;

(c) changes in economic, (geo)political or market conditions (including volatility in interest rates, disruption of supply chain in one or more material markets, changes in exchange rates for the currencies of any country, any suspension of trading in any type of securities, trade disputes or the imposition of trade (counter)sanctions, restrictions or tariffs or the loss of licenses thereunder) or nationalizations, including any adverse development regarding the United States of America;

(d) changes in applicable laws or regulations or generally accepted accounting principles, or the interpretation or enforcement thereof;

(e) any failure, in and of itself, by the Company or any of its subsidiaries or the JV Coffee Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, however, that, in the case of this paragraph the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Change);

(f) the credit, financial strength or other ratings of the Company (provided, however, that, in the case of this paragraph, the underlying cause for such change, event, circumstance or effect relating to credit, financial strength or other ratings may be considered in determining whether there may be a Company Material Adverse Change); and

Annex D-1

(g) any Effect resulting from (i) the entry into, execution, performance (including the taking of any action required hereby or the failure to take any action prohibited hereby) of this Investment Commitment, (ii) the announcement of this Investment Commitment and the Transactions, or (iii) the implementation of the Transactions, in each case of clauses (i) through (iii), to the extent relating to the identity of the Investors;

and provided, however, that if any adverse Effect described in subparagraphs (a), (b), (c) and (d) has or would reasonably be expected to have a disproportionate adverse effect on (x) the JV Coffee Business, taken as a whole or (y) the Company and its subsidiaries, taken as a whole, as compared to similarly situated companies in the industries in which the Company and its subsidiaries operate, the impact of such Effect shall be included for purposes of determining whether a Company Material Adverse Change has occurred or could reasonably be expected to occur.

2.

Payment of Fees and Expenses. All the fees contemplated by the Commitment Letter, the Fee Letters and the Allocation and Expense Reimbursement Letter (if any), and all reasonable and documented out-of-pocket costs and expenses under the Commitment Letter and the Allocation and Expense Reimbursement Letter (if any) (including reasonable out-of-pocket legal fees and expenses), in each case to the extent due and payable and invoiced at least three (3) business day prior to the Closing Date, shall have been paid on or prior to the Closing Date, in each case, to the extent required by the Commitment Letter, the Fee Letters or the Allocation and Expense Reimbursement Letter, as applicable.

3.	Transaction Documents.

(a) The Company, its subsidiaries and the JV shall have executed and delivered each of the Transaction Documents to which they are a party that (i) are substantially consistent in all material respects with the terms set forth in this Commitment Letter and the Term Sheet, or (ii) if not specified in the Commitment Letter or Term Sheet, otherwise reasonably and mutually acceptable to the Company and the Lead Investor and subject to such Transaction Documents satisfying the following conditions:

i. such Transaction Documents are materially consistent with, and/or does not adversely affect, the ability of the JV to achieve at least the results specified in the Financial Model; and

ii. such Transaction Documents would not impose additional liability to any Investor.

(b) The Closing of the Transactions (including under the Transaction Documents) shall have occurred or shall occur concurrently with the funding of the Investment Commitment.

Annex D-2

4.

Funding Notice. The Company shall have delivered a funding notice to the Investors at least three (3) business days prior to the occurrence of Closing, in accordance with Section 2 of the Commitment Letter.

5.

Ratings. The Company has a long-term credit rating that is not lower than Investment Grade from at least two (2) of S&P, Moody’s and Fitch. As used herein, “Investment Grade” means a long-term credit rating equal to or better than (a) Baa3 by Moody’s, (b) BBB- by S&P or (c) BBB- by Fitch.

6.

No Legal Restraint. (a) No temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction that prevents the consummation of the Transactions shall be been issued and remain in effect, (b) no law shall have been issued, enacted, entered, enforced or promulgated by any governmental authority that prevents, or makes illegal, the consummation of the Transaction and (c) no material and adverse legal action shall have been commenced by any governmental authority or third party against any of the parties to the Transaction Documents seeking to impair, prevent or prohibit the consummation of the Transaction.

7.

Regulatory Clearance. All approvals, consents or waiting periods required pursuant to applicable law, including applicable antitrust and foreign investment laws, in each case, that are material to the Coffee Business, taken as a whole, shall have been obtained, terminated or expired with respect to the Transaction.

8.

Coffee Assets. (a) All or substantially all of the Coffee Assets will have been contributed to or otherwise given access to the JV in accordance with the Term Sheet and the steps plan attached hereto as Exhibit F (subject to changes required to prevent the Company from having a material and adverse tax or accounting impact so long as such changes do not (x) adversely impact the ability of the JV to realize at least the results specified in the Financial Model, (y) impose any additional liability to any Investor or (z) materially impact the value of assets contributed into the JV, taken as a whole) and (b) from the date hereof through the Closing Date, the Coffee Assets shall have been operated in the ordinary course of business in all material respects, except in the case of this clause (b), as may reasonably required or necessary (i) to comply with applicable law or any contract in effect as of the date hereof, (ii) to respond to any emergency relating to protection of life or material property or (iii) to effect the acquisition of JDEP or the transactions contemplated by the Term Sheet.

9.

Representations and Warranties; Covenants. The representations and warranties of the Company and the JV, and any of their affiliates party thereto, contained in the Transaction Documents (i) that are fundamental representations shall be true and correct in all material respects as of the Closing (except for representations and warranties that are as of a specific date, which shall be true and correct in all material respects as of such date) and (ii) that are not fundamental representations shall be true and correct in all respects as of the Closing (except for representations and warranties that are as of a specific date, which shall be true and correct as of such date), in each case in this clause (ii), except where the failure of such representations and warranties to be so true and correct does not have a Company Material Adverse Change (in each case, disregarding all qualification as to “materiality” or similar qualifications). Each of the Company and the JV, and any of their affiliates party thereto, shall have complied in all material respects with their covenants and obligations contained in the Transaction Documents.

Annex D-3

ANNEX E

Project Kona

Transaction Term Sheet

Annex E-1